Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption "Experts" in Registration Statement on Form S-8 of Quantum Corporation for the registration of common stock and to the incorporation by reference therein of our report dated June 6, 2022 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Quantum Corporation's Annual Report on Form 10-K for the year ended March 31, 2022, filed with the Securities and Exchange Commission.

/s/ Armanino LLP

Armanino LLP
San Ramon, California

January 27, 2023

4865-2987-0673.v2